EXHIBIT 10(a)
                            CHECKPOINT SYSTEMS, INC.
                   AMENDED AND RESTATED PROFIT INCENTIVE PLAN

RESOLVED, that the Management Incentive Plan ("MIP") is amended and restated in its entirety to provide that the revised plan shall be named the Profit Incentive Plan ("PIP"). The Chief Executive Officer, President and Chief Operating Officer and all Vice Presidents will participate in the PIP. Under the PIP, no bonus pool will be created unless pre-tax, pre-bonus earnings exceed 18% of the adjusted beginning balance of Shareholders Equity for the relevant year. If such earnings are attained, a bonus pool will be created and will be equal to
(i) 3% of all pre-tax, pre-bonus earnings in excess of 18% of the adjusted beginning balance of Shareholders Equity, plus (ii) 6% of pre-tax, pre-bonus earnings in excess of 27% of the beginning balance of Shareholders Equity for the relevant year. Distribution of the pool, if any, will be as follows: 20% Mr. Dowd, the Company's President, Chief Executive Officer and Chief Operating Officer; 10% to Mr. Aguilera, the Company's Senior Vice President - Manufacturing; 10% to Mr. Selfridge, the Company's Executive Vice President; 10% to Mr. Smith, the Company's Senior Vice President; 10% to Mr. Reilly, the Company's Senior Vice President, 5% to Mr. Austin, the Company's Vice President
- General Counsel and Secretary; and 4% to Mr. Reinhold, the Company's Vice President - Finance, Chief Financial Officer and Treasurer. The remaining 31% shall be divided among the foregoing at the discretion of the Committee.